Exhibit (a)(1)(E)

OFFER TO PURCHASE FOR CASH

3,000,000 Shares of Common Stock

of

QUALSTAR CORPORATION

at

$1.65 PER SHARE

by

BKF Capital Group, Inc.

To Our Clients:

Enclosed for your consideration are the Offer to Purchase dated January 30, 2013 and the related letter of transmittal that accompanies the Offer to Purchase in connection with the Offer by BKF Capital Group, Inc. to purchase 3,000,000 shares of common stock, no par value per share, of Qualstar Corporation, a California corporation, at a price of $1.65 per share, upon the terms and subject to the conditions set forth in the Offer. In this letter and the accompanying documents, BKF is referred to as the Purchaser and Qualstar is referred to as the Company.

We or our nominee are the holder of record of shares of the Company’s common stock held for your account. A tender of these shares can be made only by us pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender shares held by us for your account.

We request instructions as to whether you wish us to tender any or all of the shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal.

Your attention is directed to the following:

•	The tender price is $1.65 per share, net to you in cash (less any applicable withholding taxes and without interest).
•	The Offer and withdrawal rights expire at 5:00 p.m., Eastern time, on February 28, 2013, unless extended.
•	The Offer is subject to certain conditions contained in the Offer to Purchase.
•	The Offer is not conditioned upon the Purchaser obtaining financing.
•	If the Offer is oversubscribed, the Purchaser will accept and pay for shares on a pro-rated basis.
•	If you cannot comply with the tender procedures prior to the expiration of the Offer, you may be able to tender your shares by following the procedures for guaranteed delivery set forth in Section 3 of the Offer to Purchase.
•	Any stock transfer taxes applicable to the sale of shares to the Purchaser pursuant to the Offer will be paid by the Purchaser, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

If you wish to have us tender any or all of your shares, please so instruct us by completing, executing, detaching and returning to us the instruction form below. An envelope to return your instructions to us is enclosed. If you authorize tender of your shares, all such shares will be tendered unless otherwise specified on the instruction form. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf by the expiration of the Offer.

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.

Payment for shares purchased pursuant to the Offer will in all cases be made only after timely receipt by American Stock Transfer & Trust Company, LLC, the Depositary for the Offer, of (i) certificates representing the shares tendered or timely confirmation of the book-entry transfer of such shares into the account maintained by the Depositary at The Depository Trust Company (DTC), pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees or an Agent’s Message (as defined in the Offer to Purchase), and (iii) any other documents required by the Letter of Transmittal.

Instruction Form with Respect to

Offer to Purchase for Cash

3,000,000 Shares of Common Stock

of

Qualstar Corporation

at

$1.65 per share

by

BKF Capital Group, Inc.

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated January 30, 2013, and the related Letter of Transmittal, in connection with the offer by BKF Capital Group, Inc. to purchase 3,000,000 shares of common stock, no par value per share, of Qualstar Corporation.

This will instruct you to tender the number of shares indicated below held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal.

Number of Shares to be Tendered:	SIGN HERE

Shares* ______________	Signature(s)

Dated ______________ __ , 2013	Name(s)

Address(es)

City, State, Zip Code

*	Unless otherwise indicated, it will be assumed that all shares held for the undersigned’s account are to be tendered.